Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Perfect Corp. on Amendment No. 6 to Form F-4 of our report dated March 17, 2022 with respect to our audits of the financial statements of Provident Acquisition Corp. as of December 31, 2021 and 2020 and for the year ended December 31, 2021 and for the period from October 21, 2020 (inception) through December 31, 2020, which report appears in the proxy statement/prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such proxy statement/prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

September 29, 2022